Exhibit 10.1

15 Stratford Place

London W1C 1BE

Dr. Roger Crystal

Opiant Pharmaceuticals, Inc.

401 Wilshire Blvd., 12th Floor

Santa Monica, CA 90401

Dear Roger,

1.	This letter (the “Supplemental Engagement Letter” or “Supplemental Agreement”), which takes effect from September 7, 2017 confirms our agreement with Opiant Pharmaceuticals, Inc. (previously known as “Lightlake Therapeutics Inc.”) (the “Company”, “Opiant” or “you”) to vary the Engagement Letter dated 18 December 2014 (the “2014 Agreement”) between the Company and Torreya Partners (Europe) LLP (including affiliates and assignees, the “Advisor”, “Torreya”, “we” or “us”) with respect to the engagement of Torreya to provide financial advisory services with respect to the licensing of the intellectual and property rights to develop and commercialise certain Products (as defined in the 2014 Agreement) with Adapt Pharma Operations Limited.

2.	Torreya and Opiant hereby confirm and agree that with effect from the Closing Date (as defined in the Purchase and Sale Agreement (the “SWK Agreement”)) dated as of December 15, 2016 between Opiant and SWK Funding LLC, the 2014 Agreement shall be amended by deleting “3.75% of Total Consideration” and substituting:

•	$100,000 in cash shall be paid by the Company to Torreya by wire transfer (or otherwise as agreed in writing by the parties) within fifteen (15) days of the signing of this Supplemental Agreement; plus

•	$100,000 shall be paid by the Company to Torreya in the form of shares of Opiant common stock (or otherwise as agreed in writing by the parties) within fifteen (15) days of the signing of this Supplemental Agreement; plus

•	$100,000 in cash shall be paid by the Company to Torreya by wire transfer (or otherwise as agreed in writing by the parties) within fifteen (15) days of December 15, 2017; plus

•	$100,000 shall be paid by the Company to Torreya in the form of shares of Opiant common stock (or otherwise as agreed in writing by the parties) within fifteen (15) days of December 15, 2017; plus

•	$100,000 in cash shall be paid by the Company to Torreya by wire transfer (or otherwise as agreed in writing by the parties) within fifteen (15) days of December 15, 2018; plus

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•	$100,000 shall be paid by the Company to Torreya in the form of shares of Opiant common stock (or otherwise as agreed in writing by the parties) within fifteen (15) days of December 15, 2018; plus

•	if the Earn Out Milestone Payment (as defined in the SWK Agreement) is paid under the SWK Agreement, $140,625 (the “Earn Out Milestone Fee”), being 3.75% of the Earn Out Milestone Payment, shall be paid by the Company to Torreya by wire transfer (or otherwise as agreed in writing by the parties) within fifteen (15) days of the date that the Earn Out Milestone (as defined in the SWK Agreement) has been paid to the Company; plus

•	thereafter, once Purchaser has received the Capped Royalty Amount (as defined in the SWK Agreement), if the Earn Out Milestone Payment (as defined in the SWK Agreement) is paid, 3.375% of Total Consideration (as defined in the 2014 Agreement) received thereafter or 3.5625% of Total Consideration (as defined in the 2014 Agreement) received thereafter if no generic version of Narcan® is commercialized prior to the sixth anniversary of the Closing Date as per the terms of the SWK Agreement.

•	thereafter, once Purchaser has received the Capped Royalty Amount (as defined in the SWK Agreement), if the Earn Out Milestone Payment (as defined in the SWK Agreement) has not been paid, 3.45525% of Total Consideration (as defined in the 2014 Agreement) received thereafter or 3.602625% of Total Consideration (as defined in the 2014 Agreement) received thereafter if no generic version of Narcan® is commercialized prior to the sixth anniversary of the Closing Date as per the terms of the SWK Agreement.

•	Payments made by the Company in the form of shares of Opiant common stock will be a defined number of shares calculated based upon the average closing price for the 10 trading days prior to the relevant date for the payment (either the signing of this Supplemental Agreement, December 15, 2017 or December 15, 2018.

3.	If, at any time during the period beginning on the date of this Supplemental Agreement and ending on December 15, 2019 (the “Registration Period”), the Company proposes to file a registration statement under the Securities Act for purposes of a public offering of securities of the Company, it shall notify Torreya in writing (the “Company Notice”). Torreya shall have the right (the “Piggyback Right”), subject to the limitations set forth below, to include in any such registration statement all or any part of the shares of common stock of the Company received by Torreya pursuant to this Supplemental Agreement then held by Torreya. In order to exercise the Piggyback Right, Torreya shall give written notice to the Company (the “Piggyback Notice”) no later than 20 days following the date on which the Company gives the Company Notice. The Piggyback Notice shall set forth the number of shares of common stock that Torreya desires to include in the registration statement.

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•	If the registration statement under which the Company gives notice is for an underwritten offering, the Company shall so advise Torreya in the Company Notice. In such event, the right of Torreya to be included in a registration pursuant to this Agreement shall be conditioned upon Torreya’s participation in such underwritten offering and the inclusion of Torreya’s shares of common stock in the underwritten offering to the extent provided herein. Torreya agrees that it shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated in the following manner: first, to the Company, all securities proposed to be registered by the Company for its own account; second, to Torreya, up to the full number of shares of common stock requested by Torreya to be included in such registration. Notwithstanding the foregoing, Torreya acknowledges and agrees that if either the underwriter or the Company’s Board of Directors reasonably believe in good faith that exclusion of Torreya from the underwritten offering is required to effect the offering, then in such a circumstance, the Company may exclude Torreya’s shares of common stock from such offering and from such registration statement.

•	The Company shall have the right to terminate or withdraw any registration initiated by it under this Agreement prior to the effectiveness of such registration whether or not Torreya has elected to include securities in such registration.

•	All expenses (including, filing fees, printer fees and fees of the Company’s counsel and auditors) incurred by the Company in connection with any registration pursuant to this Agreement shall be borne by the Company.

•	Torreya pursuant to a registration effected pursuant to this Agreement shall:

•	use its reasonable best efforts to provide all such information and material concerning Torreya as may reasonably be requested by the Company in order to enable the Company to comply with applicable requirements of the SEC;

•	not deliver any form of prospectus in connection with the sale of any of its shares of Company common stock as to which the Company has advised Torreya in writing that it is preparing an amendment or supplement; and

•	not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

•	To the extent permitted by law, Torreya will, if shares of common stock held by Torreya are included in the securities which are being registered, indemnify and hold harmless the Company, each of its directors, its officers, employees, and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), any underwriter and any other holder selling securities under such registration statement or any of such other holder’s partners, directors, officers, or employees or any person who controls such holder, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, employee, controlling person, underwriter, or other such holder, or partner, director, officer, or controlling person of such other holder may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any violation, in each case to the extent (and only to the extent) that such violation occurs in reliance upon and in conformity with written information furnished by Torreya expressly for use in connection with such registration; provided, however, that in no event shall the indemnity by Torreya under this Agreement exceed the net proceeds from the sale of shares of Company common stock in the offering received by Torreya.

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4.	The parties do not intend that any term of this Supplemental Agreement will be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the parties.

5.	This Supplemental Agreement and any non-contractual obligations arising out of or in connection with it will be governed by the law of England and Wales.

6.	The courts of England and Wales have non-exclusive jurisdiction to determine any dispute arising out of or in connection with this Supplemental Agreement (including in relation to any non-contractual obligations).

7.	Save as amended as set out above the 2014 Agreement shall remain in full force and effect and the 2014 Agreement and this Supplemental Agreement shall be read and construed as one agreement.

8.	If Opiant enters into one or more future agreements or otherwise takes steps that have the effect of reducing the value of Future Payments (as defined in the 2014 Agreement) that might reasonably have been expected, Torreya and Opiant mutually agree to negotiate in good faith to determine the fair value of remaining expected Future Payments (as defined in the 2014 Agreement) and the associated Transaction Fee (as defined in the 2014 Agreement) and timing for payment of such Transaction Fee (as defined in the 2014 Agreement) to Torreya on the fair value attributable to the Future Payments (as defined in the 2014 Agreement) that would have been expected before the change. If Torreya and Opiant are not able to come to agreement on this fair value, then a mutually agreed third party organization with relevant expertise in valuation shall be employed to determine such value. The professional fees charged by such organization shall be split equally by Torreya and Opiant.

9.	In this Supplemental Agreement:

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9.1	words and phrases defined in the SWK Agreement and not otherwise defined in this Supplemental Agreement shall have the same meanings given to them in the SWK Agreement; and

9.2	words and phrases defined in the 2014 Agreement and not otherwise defined in SWK Agreement or this Supplemental Agreement shall have the same meanings given to them in the 2014 Agreement.

10.	All notices and other communications required or permitted by this Supplemental Agreement shall be in writing and shall be deemed given if delivered to the appropriate address by hand or a nationally recognized overnight courier service or sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment.

Very truly yours,

TORREYA PARTNERS (EUROPE) LLP

By:	/s/ Stephanie Léouzon
Name: Stephanie Léouzon
Its: Partner and Head of Torreya Partners Europe
Date: 8th September 2017

Accepted and agreed to as of the date first written above

Opiant Pharmaceuticals, Inc.

By:	/s/ Dr. Roger Crystal
Name: Roger Crystal
Its: CEO
Date: 7th September 2017

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.